Exhibit 99.2
Media Contact:      Katie Monfre, (414) 347-2650, katie_monfre@mgic.com
Investor Contact:   Michael J. Zimmerman, (414) 347-6596, mike_zimmerman@mgic.com
MGIC Announces Pricing of Convertible Debenture Placement
MILWAUKEE, March 25, 2008 — MGIC Investment Corporation (NYSE: MTG) (“MGIC”) has announced that it has agreed to sell $325 million principal amount of 9% Convertible Junior Subordinated Debentures due 2063. MGIC also granted to the initial purchaser an option to purchase an additional $65 million aggregate principal amount of debentures. The debentures are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The debentures will be convertible, at the holder’s option, at an initial conversion rate of 74.0741 shares per $1,000 principal amount of debentures, which represents a 20% conversion premium based on the $11.25 per share price in MGIC’s concurrent public common stock offering.
The net proceeds of the offering will be used to increase the capital of Mortgage Guaranty Insurance Corporation, MGIC’s principal insurance subsidiary, in order to enable it to expand the volume of its new business and for MGIC’s general corporate purposes.
The debentures and the shares of MGIC common stock issuable upon conversion of the debentures will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
MGIC is not undertaking any obligation to update any information in this press release regarding its capital raising plans. No investor should rely on the fact that such information is current at any time other than the time at which this press release was issued.